Exhibit 10.15

CONTRACT OF SALE

(Frederick, Maryland)

THIS CONTRACT OF SALE (this "Contract") is entered into as of the 20th day of July, 2016, by and between SeD Maryland Development, LLC, a Delaware limited liability company qualified to conduct and transact business in the State of Maryland ("Seller"), and ORCHARD DEVELOPMENT CORPORATION, a Maryland corporation, or its permitted assignee as provided for herein ("Buyer").

RECITALS:

R-1. Seller is the owner of certain real property cons1stmg of approximately 13 acres of land, located in Frederick, Maryland generally described and identified on the attached Illustrative Aerial Plan for the Ballenger Run PUD as "Future Multifamily", as EXHIBIT A attached hereto (the "Property"), together with all rights, easements and appurtenances pertaining thereto, trees, bushes, landscaping and foliage thereon, free and clear of any existing improvements except as otherwise shown on EXHIBIT A (i.e., storm water management facilities and portion of hiker/biker trail shown thereon), and to be delivered at Closing with the following utilities stubbed to the Property lines: sewer, water, stormdrain, electric and cable. Verizon service will not be provided by Seller.

R-2. Seller desires to sell and Buyer desires to purchase, upon the terms and conditions hereinafter set forth, the Property, intended to be developed by Buyer with approximately Two Hundred and Ten (210) multi-family residential dwelling units, in accordance with the terms and conditions of this Contract.

NOW, THEREFORE, in consideration of the mutual covenants of Seller and Buyer and for other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties hereby mutually acknowledge, Seller and Buyer hereby agree as follows:

1.        Agreement to Sell and Purchase. Buyer agrees to buy from Seller and Seller agrees to sell and convey to Buyer, in fee simple, under the terms and conditions hereinafter set forth, the Property.

2.        Deposit.

A.            Posting of Deposit. Not later than the Effective Date (as defined below in the last paragraph of this Contract), Buyer shall deliver to Carney Kelehan Bresler Bennett & Scherr, LLP, as Escrow Agent ("Escrow Agent"), in cash or immediately available funds, a deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Initial Deposit"). In the event that Buyer fails to terminate this Contract prior to the expiration of Feasibility Study Period, as defined in Para. 4, Buyer shall, within two (2) business days following the expiration of the Feasibility Study Period deposit an additional One Hundred Fifty Thousand and No/100 Dollars ($150,000 .00) with the Escrow Agent as an additional Deposit (the "Additional Deposit"). The Initial Deposit and the First Additional Deposit, and all subsequent deposits, if any shall collectively be referred to as the Deposit ("Deposit"). The Deposit shall be held by Escrow Agent in a federally insured, interest-bearing account in a national bank or savings and loan institution reasonably acceptable to Buyer and Seller (and any interest and other amounts accruing on the Deposit shall be deemed part of the Deposit for all purposes hereunder) and disbursed in accordance with the provisions of this Contract.

B.            Termination. If, prior to the end of the Feasibility Study Period, Buyer, in its sole discretion as described in Para.4, elects to terminate the Agreement by written notice described therein, Escrow Agent shall promptly return the full Deposit to the Buyer and neither party shall have any further obligation to the other party.

C.            Deposit Non-Refundable after Feasibility Study Period. Following the expiration of the Feasibility Study Period, the Deposit shall be non-refundable to Buyer except in the event of termination of this Contract as a result of an uncured default by Seller, or as otherwise provided for herein.

D.           Dispute as to Deposit. In the event of any dispute between Seller and Buyer with respect to the Deposit, Escrow Agent, Buyer and Seller agree to the terms and conditions of the Escrow Agreement ("Escrow Agreement") as shown in EXHIBIT B. Seller and Buyer each acknowledge that Escrow Agent shall have no liability to either or to any other party on account of Escrow Agent's disbursement of the Deposit or failure to disburse the Deposit if a dispute shall have arisen with respect to the Deposit, and each agrees to indemnify Escrow Agent against any loss, damage or liability (including specifically attorneys' fees and litigation expenses) arising from Escrow Agent's role as escrow agent hereunder except in the event of Escrow Agent's negligence or willful misconduct.

3.            Purchase Price and Intended Use. The purchase price for the Property is Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the "Purchase Price"). Buyer shall pay fully all of the costs of obtaining all state, local and federal approvals applicable exclusively to the Property.

4.            Feasibility Tests and Studies; Access.

A.            Beginning on the Effective Date and continuing until 5:00 p.m. EST on the One Hundred Twentieth (1201h) calendar day thereafter (the "Feasibility Study Period) Buyer shall have the right, at its own expense, to go upon the Property to complete all necessary due diligence efforts, including but not limited to: completion of a Phase I Environmental Survey and Engineering Survey; appraisal report; property inspections; title report; initiation of financing process, and; initiate preliminary design and investigate final site engineering and site plan approval issues, and to cause boring tests and architectural, engineering, subdivision, access and other tests and studies, including market analyses and development and economic feasibility studies, to be made upon any portion of the Property. In the event that one or more of the investigations conducted by Buyer during the Feasibility Study Period is unsatisfactory to Buyer, as determined by Buyer in its sole discretion, Buyer shall have the right, by written notice sent to Seller and Escrow Agent prior to the expiration of the Feasibility Study Period, to terminate this Contract, in which event the Deposit shall promptly be returned to Buyer by Escrow Agent and upon written notice to all parties shall thereupon be relieved of further liability and obligations hereunder, except that Buyer agrees to (i) indemnify and save harmless Seller from any costs (including reasonable attorney's fees), expenses, loss or liability arising out of any study or analysis, whether on-site or off-site, performed by or at the request of Buyer, and (ii) repair any damage caused by any such study or analysis and restore the Property, as near as reasonably practical, to its condition before such study or analysis.

B.           Seller shall grant Buyer and Buyer's employees, agents, representatives and consultants the right to enter upon the Property at any time before Closing hereunder for purposes of surveying, engineering, testing and all other work which Buyer may deem necessary, provided Buyer (i) shall not materially alter the present condition of the Property and shall repair any damage caused by any such entry and restore the Property, as near as reasonably practical, to its condition before such entry, and (ii) shall indemnify and save harmless Seller from any costs (including reasonable attorney's fees), expenses, loss or liability arising out of any such entry. Seller shall allow reasonable access to the Property through the date of Settlement subject to the rights of existing tenants if applicable. Seller shall further allow Buyer to inspect and review the Ballenger Run Development Rights and Responsibilities Agreement ("DRRA") as well as any tax bills, title policies, leases, contracts, service agreements, insurance loss history, environmental or engineering surveys and certifications, building plans specifications, surveys & plats, site plans, licenses & permits, code violations or other material pertaining to the ownership of the Property (a complete checklist will be included as an addendum to this Contract as EXHIBIT C) which are in Sellers' possession and readily accessible. Buyer acknowledges and agrees that it will be responsible for ongoing repair and maintenance of the storm water management facilities to be located on the Property (to be constructed by Seller) and that it shall grant the Seller and/or a future homeowners association an easement to construct and maintain (at no expense to Buyer) the hiker/biker trail to be located on the Property as shown on EXHIBIT A.

C.           Upon the Effective Date, Buyer shall have in place a comprehensive general liability insurance policy insuring that Buyer's and Buyer's employees, agents, representatives and consultants activities hereunder at the Property are covered under said policy with a combined single limit of no less than One Million Dollars ($1,000,000.00) and naming the Seller as an additional insured. Buyer will deliver a certificate of insurance to Seller evidencing this coverage prior to entry onto the Property.

D.           The repair and indemnification provisions of this Section 4 shall survive any termination of this Contract.

E.           If this Contract is terminated or expires for any reason other than consummation of Closing, then, within fifteen (15) days after such termination or expiration Buyer shall deliver or cause to be delivered to Seller (at no cost to Seller), if available and, except with respect to architectural and engineering, owned by Buyer, all drawings, plats, surveys, tests, reports, investigations and studies and all plans, specifications, architectural and engineering work product, and governmental applications and approvals prepared by third parties in connection with the Property (each a "Study" and collectively "Studies") prepared by or for Buyer in connection with this Contract or Buyer's intended acquisition, ownership or development of the Property, but excluding: any Studies that involve analyses regarding the financial viability of Buyer's intended use of the Property; anything that would require the Buyer to incur additional costs beyond those already committed; or any information, data, reports or studies that the Buyer, in its sole discretion, considers proprietary. The Studies are delivered without any representation or warranty by Buyer as to the validity or correctness of any of the Studies. This Section 4.E shall survive termination of this Contract.

F.      It is the Buyer's intent to include 107 LIHTC units as part of the 210 total units in order to meet Frederick County, Maryland's Moderately Priced Dwelling Units ("MPDUs") requirement for the Ballenger Run project. In order to accomplish this, the Seller must obtain the approval from Frederick County (the "County") to amend the DRRA to allow Low Income Housing Tax Credits ("LIHTC") units to satisfy this requirement. Further, Buyer's project requires the County's participation in development incentive programs for affordable housing in order to accomplish this. The DRRA amendment and a commitment, in form and substance reasonably acceptable to Buyer, of the cooperation of the County such the development incentives must be accomplished by the Seller prior to the end of the Feasibility Study Period. In the event the Seller has not obtained the approval by the County to amend the DRRA as provided for in in this Paragraph 4.F., by the end of the Feasibility Study Period, Seller and Buyer shall mutually determine whether to extend the Feasibility Study Period. Failure by the Seller to have amended the DRRA prior to completion of the Feasibility Study Period shall not be deemed a default by Seller of this Contract, but Buyer shall be permitted to terminate the Contract pursuant to Paragraph 4.A. if the parties cannot agree to extend the Feasibility Study Period, and the Deposit shall be promptly returned to the Buyer. Notwithstanding the aforegoing, once Seller has amended the DRRA as provided in this Paragraph 4.F., it shall be a default by Buyer under this Contract to not construct the MPDUs as provided herein; this provision of the Contract shall survive Closing and shall not merge with the deed of conveyance. In order to satisfy this requirement of Buyer, Buyer shall be required to record the LIHTC covenants required under §l -6A-5.2(B) and (C) of the Frederick County Code prior to Closing, which shall run with and bind the Property.

G.          During the Feasibility Study Period, Buyer shall provide Seller with initial architectural drawings for the intended multi-family project. Seller shall have ten (10) business days to review and approve these drawings, such approval not to be unreasonably withheld, conditioned or delayed. Failure by the Seller to respond within this period shall be deemed approval. Any further revisions to said drawings prior to Closing other than non-material red-line changes which do not change the layout or unit mix of the buildings or materially alter the road circulation or amenities on the Property as approved by the Seller shall require Seller's further review and approval in accordance with this Paragraph 4.G., such approval again shall not to be unreasonably withheld, conditioned or delayed.

5.            Title.

A.            .Buyer shall order, at Buyer's expense, from a reputable title insurance company of Buyer's choice (the "Title Company") a report on title (the "Title Report") for the Property and a survey (the "Survey") of the Property, which Survey shall reflect the actual dimensions of, and the gross area within, the Property, the location of any easements, rights-of- way, setback lines, encroachments, or overlaps thereon or thereover, and the outside boundary lines of any improvements. Not later than fifteen days prior to the expiration of the Feasibility Study Period, Buyer shall give notice to Seller of any objections to or defects of title disclosed by the Title Report or Survey. If such notice is not given, Buyer shall be deemed to accept title to the Property in its condition existing as of the Effective Date. Within ten (10) days after receiving notification of any objectionable title items from Buyer, Seller shall give notice to Buyer as to whether Seller shall cure or cause the cure of such objections to title. In the event that Seller elects to remove or cause the removal of such noted exceptions, Seller shall exercise diligent, good faith efforts to do so. If such notice is not given or in the event that Seller declines to cure or cause the cure of all items or if Seller (despite Seller's diligent, good faith efforts) is unable within the permitted time period to cure all items Seller has elected to cure, then Buyer shall have the option, to be exercised by written notice to Seller within five (5) days after receipt of Seller's notice of Seller's unwillingness or inability to cure the objectionable title items or the date Seller was to have provided notice to Buyer as provided for herein, to (i) accept title as shown by the Title Report and proceed to Closing hereunder, OR (ii) terminate this Contract by giving notice of Buyer's intention to terminate, in which event the Deposit shall be returned to Buyer, and thereafter neither party shall have any further liability hereunder except for those obligations which specifically survive such termination. If Buyer fails to make an election within such five (5) day period, then Buyer shall be deemed to have elected item (ii).

B. Fee simple title to the Property is to be conveyed at the time of Closing to Buyer or its designees, subject to any liens, encumbrances, judgments, tenancies, covenants, restrictions, easements and rights-of-way, recorded or unrecorded, or such other items that Buyer has accepted as title defects or are expressly permitted by this Contract (the "Permitted Exceptions") except for those items that Seller is required to or has agreed to cure. Title is to be marketable, good of record and in fact, and insurable at regular rates by the Title Company, subject only to the Permitted Exceptions.

C. During the term of this Contract, Seller shall not execute nor approve the execution of any easements, covenants, conditions or restrictions with respect to the Property except as expressly permitted by the terms of this Contract or, if not expressly permitted, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, conditioned nor delayed.

6.           Representations and Warranties of Seller. Seller hereby represents and warrants that each of the following is true and correct on the Effective Date and shall be true and correct in all material respects on, and restated as of, the date of Closing:

A.            Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware and qualified to conduct and transact business in the State of Maryland, (ii) has the full and unrestricted power and authority to execute and deliver this Contract and all other documents required or contemplated by the terms of this Contract (collectively, the "Seller Documents") and to consummate the transactions contemplated herein, and (iii) has taken all requisite company action required to authorize the execution and delivery of the Seller Documents.

B.           The execution and delivery of the Seller Documents by Seller and compliance with the provisions of such documents by Seller will not violate the provisions of the constitutive documents of Seller or any other such similar document or rule regarding Seller or any agreement to which Seller is bound.

C.           The execution, delivery and performance of the Seller Documents by Seller will not violate any provision of any applicable statute, regulation, rule, court order or judgment or other legal requirements applicable to Seller.

D.           To the best of Seller's knowledge, there are no lawsuits or legal proceedings pending or threatened regarding or resulting from encumbrances on, or the ownership, use or possession of, the Property.

E.           To the best of Seller's knowledge, there are no notices, suits or judgments pending or threatened relating to violations of any governmental regulations, ordinances or requirements affecting or which may affect the Property. In the event Seller receives such a notice of violation, Seller shall immediately take all actions reasonably required to comply with the terms thereof, and the Property shall be free and clear of all such violations prior to Closing.

F.           Except for this Contract, Seller has not entered into any contracts of sale, options to purchase, reversionary rights, rights of first refusal or similar rights of any kind which are or shall be binding upon the Property or any part thereof or which shall become binding upon Buyer upon Closing.

G.           Except as otherwise disclosed in EXHIBIT C to this Contract, Seller has not made and has no knowledge of (and to Seller's knowledge, Seller's predecessors in title have not made and have no knowledge of) any commitments to any governmental or quasi-governmental authority, school board, church or other religious body, or to any other organization, group or individual relating to the Property which would impose any obligations upon Buyer to make any contributions of money or land or to install or maintain any improvements, or which would interfere with Buyer's ability to use, develop or improve the Property as herein contemplated (including any agreements or understandings to annex the Property or any portion thereof to any homeowners' association governing any project or subdivision adjacent to or in the vicinity of the Property), and there are no special understandings or agreements, whether oral or written, between Seller and any jurisdictional authority whether contained in ordinances, agreements or otherwise, limiting or defining the use and development of the Property, the construction of improvements thereon, the availability to the Property of public improvements and municipal services, any requirement to share in the cost thereof by recapture, contribution, special assessment or otherwise, or any requirement to contribute in land or cash to any school, library, park or other sort of county, municipal or governmental district or body in connection with the development of the Property. Buyer shall be responsible for any "proffers" to be paid to the County with respect solely to the Property, including but not limited to payment of County Impact Fees and School Construction Fees for all approved Units, construction of public and/or private roads within the Property, and installation of all utilities within the Property ..

H.           To the best of Seller's knowledge, there is no actual, pending or threatened designation of any portion of the Property or improvements thereon, as a historic landmark or archeological district, site or structure. To the best of Seller's knowledge, there is no graveyard lying within the Property. Notwithstanding the aforegoing to the contrary, within the Ballenger Run PUD there are improvements which the Maryland Historical Trust ("MHT") has investigated for historic status. Any such improvements located on the Property will be removed by Seller in accordance with MHT requirements prior to Closing. Seller shall notify Buyer immediately in the event such MHT requirements change. In the event Seller cannot satisfy or reasonably anticipates not being able to satisfy any such changed MHT requirements which affect the Property by Closing, Seller shall notify Buyer within sixty (60) days prior to the expiration of the Site Plan Approval Period. Buyer may elect to extend Closing by written notice to the Seller for an additional period of time to allow Seller time to comply with MHT requirements applicable to the Property. Such extension shall only be for such amount of time as is necessary for Seller to comply with MHT requirements, not to exceed one (1) year.

I. Except as otherwise set forth in environmental studies previously performed on behalf of Seller, by GTA dated June, 2014 copies of which have been provided to Buyer, and including any remediation efforts performed by Seller in accordance with such reports, including the removal of underground storage tanks on the Property, for which the Maryland Department of the Environment has issued a closure report, all which have been performed in order to remove any Contamination as required by any state, local or federal agency having jurisdiction thereunder, to the best of Seller's knowledge, the Property, including the land, surface water, ground water and any improvements, is free of "contamination" from (i) any "hazardous waste," any "hazardous substance," and any "oil, petroleum products, and their by-products," as such terms are defined by any federal, state, county or local law, ordinance, regulation or requirement applicable to any portion of the Property, as the same may be amended from time to time, and including any regulations promulgated thereunder, and (ii) any substance the presence of which on the Property is regulated or prohibited by any law (collectively, "Hazardous Substances"). "Contamination" means the presence of Hazardous Substances at the Property or arising from the Property that may require remediation or cleanup under any applicable law. Seller has not used any Hazardous Substances on, from or affecting the Property in any manner that violates any applicable law, and to Seller's knowledge, no prior owner or user of the Property has used such substances on, from or affecting the Property in any manner which violates any applicable law. To Seller's knowledge, there are not now, nor have there ever been on or in the Property underground storage tanks or surface impoundments, asbestos-containing materials or any material spills of polychlorinated biphenyls, including those used in hydraulic oils, electric transformers or other equipment, except as may be disclosed in the Environmental Reports. Without limiting in any respect the generality of the foregoing, to Seller's knowledge, there are no actual, alleged or perceived health issues applicable to any portion of the Property. To the best of Seller's knowledge, without independent investigation, no landfill has occurred on the Property, and no debris has been buried or placed on the Property.

J.            Seller will make available at Seller's offices (or Seller's engineer's offices) all documents relating to or affecting the Property in Seller's possession or available to Seller and required by this Contract (including, but not limited to, all plats, plans, and wetlands reports and permits).

K.            All bills and claims for labor performed and materials furnished to or for the benefit of the Property by or on behalf of Seller for all periods prior to Closing have been paid in full or adjustment therefor shall be made at Closing on the settlement sheet.

L.            Seller is not a "foreign person" as defined in the Internal Revenue Code of 1986, and the regulations issued pursuant thereto, and Seller shall deliver to Buyer at Closing an affidavit to such effect containing Seller's taxpayer identification number.

M.           No insolvency proceeding or petition in bankruptcy or for the appointment of a receiver has been filed by or against Seller, Seller has not made an assignment for the benefit of creditors or filed a petition for, or entered into an arrangement with, creditors, and Seller has not failed generally to pay its debts as they become due.

N.            There are no leases or occupancy agreements currently affecting any portion of the Property. Buyer acknowledges and agrees that Seller may enter into agreements with respect to the lease, license or rental of the Property for surface parking provided that any such agreement shall terminate not later than Closing. Exclusive possession of the Property shall be delivered by Seller to Buyer at Closing free of the rights or claims of any tenants, occupants or other parties in possession of or having or claiming any right to possession or use of the Property under, by or through the rights of Seller whether such rights or claims are through lease, easement, license or otherwise.

7, Representations and Warranties of Buyer. Buyer hereby represents and warrants as follows, which representations and warranties shall be true and correct as of the date of Closing:

A.            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full and unrestricted power and authority to execute and deliver this Contract and all other documents required or contemplated by the terms of this Contract (collectively, the "Buyer Documents") and to consummate the transactions contemplated herein. Buyer has taken all requisite corporate action required to authorize the appropriate officer(s) of Buyer to execute and deliver the Buyer Documents.

B.           The execution and delivery of the Buyer Documents by Buyer and compliance with the provisions of such documents by Buyer will not violate the provisions of the Articles of Incorporation, Bylaws or any other such similar document or rule regarding Buyer, or any agreement to which Buyer is subject or by which Buyer is bound.

C.           The execution, delivery and performance of the Buyer Documents by Buyer will not violate any provision of any applicable statute, regulation, rule, court order or judgment or other legal requirements applicable to Buyer.

D.           No insolvency proceeding or petition in bankruptcy or for the appointment of a receiver has been filed by or against Buyer, Buyer has not made an assignment for the benefit of creditors or filed a petition for, or entered into an arrangement with, creditors, and Buyer has not failed generally to pay its debts as they become due.

8.            Conditions Precedent.

A.           The obligation of Buyer to proceed with Closing is contingent upon all of the following conditions being satisfied as of the date of Closing:

(i)            Seller's representations and warranties in this Contract shall be true and correct as of the date of Closing, and Seller shall execute a certificate of reconfirmation of such representations and warranties at Closing. Although certain of Seller's representations and warranties are limited to the extent of Seller's knowledge, this condition precedent is not so limited. Therefore, the condition shall be deemed satisfied as the date of Closing if the facts stated in all such representations and warranties are accurate without reference to Seller's knowledge.

(ii)           The condition of title to the Property shall be as required by this Contract.

(iii)            Buyer shall have received all Approvals (as defined in Section 9), including Building Permits, and the approved record plat subdividing the Property from the balance of the Seller's property, and such approvals shall be final and all appeal periods in connection therewith shall have expired, with no appeal having been filed, or if an appeal is filed, same shall have been dismissed and the approvals upheld.

(iv)           All offsite (not located within the Project) easements necessary for the development and use of the Property including, without limitation, access and utility easements for water, sanitary sewer, stormwater management and drainage, electric and cable shall have been obtained and (except for storm water management and drainage) all such utilities have been installed and stubbed at the property line, and Seller has completed base course paving from existing public roads to the Property along with any other required improvements to allow Buyer to obtain Building Permits and to provide full vehicular and pedestrian access to the Property from such public roadways.

(v)           No lawsuit, appeal or other action shall have been filed by any party, directly or indirectly, involving the Property or Buyer's development of the Property as a multifamily apartment complex.

(vi)           There shall exist no moratorium or other action or directive by any governmental authority which would prohibit or enjoin Buyer from constructing a multifamily apartment complex as contemplated herein. If, from the date of this Contract until the Closing, any state, county, city, public school district or governmental agency declares or effects any moratorium, which moratorium is applicable to the Property or any portion thereof, then, in such event, Buyer's obligations under this Contract and all time frames required under this Contract shall be suspended until such time as the moratorium is lifted; provided, however that if such moratorium lasts or is declared by any such authority to last for a duration in excess of twelve (12) months from the date of the onset of such moratorium, then Buyer may, at its sole option by written notice to the Seller, declare this Contract to be null and void, the Deposit shall be returned to the Buyer, and the parties shall thereafter have no further obligation to one another.

(vii)            Any other conditions precedent to Closing set forth in other provisions of this Contract shall have been satisfied, and Seller shall not be in default of any of Seller's obligations under this Contract.

B.
Failure of any Conditions Precedent:

(i)          If, after written notice to Seller and the expiration of any applicable cure period, the conditions set forth in Section 8A except for 8A (iii) or (iv) hereof are not met at the time of Closing, then Buyer shall have the option, to be exercised in its sole discretion either to (i) waive the requirement for satisfaction of the unsatisfied conditions and proceed to Closing without reduction in the Purchase Price, or (ii) declare this Contract terminated in its entirety, in which event. the Deposit shall be released to and retained by Buyer, and thereafter neither party shall have any further liability hereunder, except for those obligations which specifically survive such termination, or (iii) exercise its remedies under Section 14 below in the event the failure of the condition(s) precedent to be satisfied is due to Seller's default; or

(ii)          If, after written notice to Seller and the expiration of any applicable cure period, the conditions set forth in Section 8A(iii) hereof are not met at the time of Closing, then Buyer shall have the option, to be exercised in its sole discretion either to (i) waive the requirement for satisfaction of the unsatisfied conditions and proceed to Closing without reduction in the Purchase Price, or (ii) declare this Contract terminated in its entirety, in which event. the Deposit shall be released to Seller, and thereafter neither party shall have any further liability hereunder, except for those obligations which specifically survive such termination; or

(iii) If, after written notice to Seller and the expiration of any applicable cure period, the conditions set forth in Section 8A(iv) hereof are not met at the time of Closing, then Buyer shall have the option, to be exercised in its sole discretion either to (i) waive the requirement for satisfaction of the unsatisfied conditions and proceed to Closing without reduction in the Purchase Price, (ii) elect to extend Closing by written notice to the Seller for an additional period of time to allow Seller time to comply with Section 8A(iv) requirements, not to exceed one (1) year, or (iii) declare this Contract terminated in its entirety, in which event. the Deposit shall be released to Seller, and thereafter neither party shall have any further liability hereunder, except for those obligations which specifically survive such termination.

C.           The obligation of Seller to proceed with Closing is contingent upon all of the following conditions being satisfied as of the date of Closing:

(i)           The representations and warranties of Buyer made in this Contract shall be true and correct as of the date of Closing with the same force and effect as though such representations and warranties had been made on and as of such date.

(ii)            Buyer shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions required by this Contract to be performed or completed with by it on or before the date of Closing, and Buyer shall have executed and delivered to Seller a certificate, dated as of the date of Closing, to the foregoing effect.

9.            Development and Permitting Approvals.

A.           Site Plan. Buyer shall submit upon the conclusion of the Feasibility Study Period (and shall thereafter use reasonable commercial efforts, proceeding diligently and in good faith to obtain in as expeditious a manner as reasonably possible) its application for Site Plan and subdivision plat approval for all necessary municipal, state and federal approvals for the construction of the multifamily apartment project on the Property (collectively, "Site Plan Approval"). Buyer, proceeding diligently shall have one (1) year from the expiration of the Feasibility Study Period to obtain Site Plan Approval (the "Site Plan Approval Period"). During the Site Plan Approval Period and prior to any official submission of a Site Plan to the County, Buyer shall provide Seller with an initial Site Plan for the intended multi-family project. Seller shall have ten (10) business days to review and approve the Site Plan, such approval not to be unreasonably withheld, conditioned or delayed. Failure by the Seller to respond within this period shall be deemed approval. Any further revisions to said Site Plan prior to Closing other than non material red-line changes which do not change the layout or unit mix of the buildings or materially alter the road circulation or amenities on the Property as approved by the Seller shall require Seller's further review and approval in accordance with this Paragraph 9.A., such approval again not to be unreasonably withheld, conditioned or delayed.

B. Building Permit. . Promptly upon Site Plan Approval, Buyer shall pursue, at its sole cost and expense, and take all actions required to be taken to obtain building permits ("Building Permit Approval"), to construct the Buyer's proposed improvements to the Property. Not later than thirty (30) days following the expiration of the Site Plan Approval Period, Buyer shall obtain the Building Permits (the "Building Permit Approval Period").

C.           Extensions to Site Plan Approval Period and/or Building Permit Approval Period. If the governing authorities having jurisdiction thereunder have not granted all required approvals for the Buyer to construct its multifamily project within the Site Plan Approval Period or the Building Permit Approval Period, respectively, despite the diligent, good faith, and commercially reasonable efforts of the Buyer to obtain the required Site Plan Approval or the Building Permit Approval, the Buyer may, upon written notice delivered to the Seller before the expiration of the Site Plan Approval Period or Building Permit Approval Period, extend the Site Plan Approval Period or Building Permit Approval Period for up to a combined extension period not to exceed ninety (90) days (the "90 Day Extension Period"). The 90 Day Extension Period can be used to extend either the Site Plan Approval Period or the Building Permit Approval Period but in no event shall it exceed 90 days in total. The Buyer can use the 90 Day Extension Period in 30 day increments, and it can be divided between the Site Plan Approval Period and the Building Permit Approval Period (i.e., by way of example, it can be used for a 30 day extension to the Site Plan Approval Period and for a 60 day extension to the Building Permit Approval Period) so long as the combined extensions do not exceed 90 days in total.

D.            Cooperation in Development of the Project. Buyer covenants to use reasonable commercial efforts and due diligence and good faith in pursuit of the Site Plan Approval, preparation and recordation of the record plat subdividing the Property from the balance of the Seller's property and obtaining the Building Permit Approval (collectively, the "Approvals") during the Site Plan Approval Period and agrees to keep Seller currently apprised (but not less often than monthly) of its efforts in respect of the Approvals. Buyer and Seller shall in all events promptly advise the other party of any on-going communications with governmental authorities, and each of Buyer and Seller agree to provide the other party at least five (5) days prior notice of any meetings with any neighborhood groups, civic associations, governmental authorities or other "stakeholders" and afford the other party the opportunity to attend all such meetings. Buyer shall advise Seller of the matters discussed at any meetings with neighborhood groups, civic associations, governmental authorities or other "stakeholders" or other public hearings at which the Property is discussed which Seller does not attend.

10.
Time of Closing.

A.            Closing (each a "Closing"), subject to satisfaction or written waiver of all conditions precedent contained herein, shall occur no later than twenty (20) days following the completion of the Building Permit Approval Period; provided however that in no event shall Closing occur later than March 31, 2018 (the "Outside Closing Date").

B.            Closing shall be held at the offices of Escrow Agent or another title company designated by Buyer, which offices shall be located in the Baltimore/Washington, D.C., metropolitan area. Notwithstanding the foregoing, however, the parties acknowledge that Closing may occur through delivery of the Closing documents by reputable overnight delivery and delivery of the payment by wire transfer or title company check (at Seller's option) so that either or both parties will not need to attend Closing. Buyer shall give Seller at least five (5) business days' prior notice of the time and place of Closing.

C.            Any general real estate taxes and rents and usual water and sewer charges shall be pro-rated for the portion of the Property conveyed at such Closing as of the date of Closing. Applicable special assessments for public improvements that are substantially completed prior to Closing and any "roll-back" taxes applicable to the portion of the Property conveyed at such Closing shall be paid by Seller. Transfer and recordation taxes and any other recording charges shall be divided equally between the parties, provided that the Buyer will pay any recording tax attributable solely to any financing in excess of the Purchase Price. Seller shall pay for the preparation of the deed and the preparation of and the recording fees for the release of any monetary encumbrances against the portion of the Property conveyed at such Closing. Each party shall pay its own attorneys' fees. Seller is aware that the Escrow Agent will be required to collect from the proceeds of the sale a Maryland non-resident withholding tax as prescribed by the Tax Property Article of the Maryland Annotated Code unless it can provide the required Certification as set forth in (E)(c), below.

D.           At Closing, Buyer shall pay the applicable portion of the Purchase Price as adjusted in accordance with the provisions of this Contract; and Buyer shall execute and deliver to Seller the following:

(a)           an update of Buyer's representations executed by Buyer;

(b)           evidence of Buyer's (and its members) organizational authority, incumbency and good standing as may be required by the Title Company; and

(c)           such other instruments as Seller or Title Company may reasonably desire in connection with or to consummate the transactions contemplated by this Contract.

E.           At Closing, Seller shall deliver to Buyer the following:

(a)           a F.l.R.P.T.A. affidavit;

(b)           an update of Seller's representations executed by Seller;

(c)           a Certification of Exemption from Withholding Upon Disposition of Maryland Real Estate executed by Seller if applicable;

(d)           an owner's affidavit in form reasonably required by the Title Company;

(e)           a Gap Indemnity reasonably acceptable to Seller, if required by the Title Company for payment of the Purchase Price to Seller prior to recording.

(f)           evidence of Seller's (and its members) organizational authority, incumbency and good standing as may be required by the Title Company.

(g)          written instructions regarding delivery of the net proceeds to Seller at Closing; and

(h)          such other instruments as Seller or Title Company may reasonably desire in connection with or to consummate the transact contemplated by this Contract

11.            Special Warranty Deed; Delivery of Possession. At Closing, Seller shall convey the Property to Buyer in fee simple by special warranty deed, containing covenants against encumbrances and with further assurances. Possession of the Property shall be delivered to Buyer at the time of Closing, free and clear of any licensees, occupants or tenants.

12.           Risk of Loss. Until execution, delivery and delivery of the deed described in Section 10, the risk of loss or damage to the Property, or any applicable portion thereof, by any cause, is assumed by Seller.

13.           Condemnation. If, prior to Closing, any material portion of the Property is condemned or taken under the power of eminent domain (or is the subject of a pending taking that has not yet been consummated), then Seller shall so notify Buyer and Buyer shall have the right either to (i) terminate this Contract, in which event the Deposit shall be returned to the Buyer in accordance with Paragraph 2.C. of this Contract, and thereafter neither party shall have any further liability hereunder except for those obligations which specifically survive such termination, or (ii) proceed to Closing hereunder, in which case Seller shall pay over or assign, as applicable, at Closing all awards and proceeds of such condemnation or taking with respect to the Property, and there shall be no adjustment of the Purchase Price. If, prior to Closing hereunder, less than a material portion of the Property is condemned or taken under the power of eminent domain (or is the subject of a pending taking that has not yet been consummated), then Buyer and Seller shall proceed to Closing hereunder and all proceeds received by Seller with respect to such condemnation will be credited against the Purchase Price (or applicable portion thereof) at Closing and Seller shall assign shall assign, transfer, and set over to Buyer at Closing all of Seller's rights, title and interest in such condemnation proceeding with respect to the Property and any awards that may be made with respect thereto. As used in this Section 13, "material portion of the Property" shall apply to a condemnation or taking resulting in the loss of more than ten percent (10%) of the area of the Property.

14.          Default.

A.           If Buyer defaults under this Contract and Seller is not in default under this Contract, has satisfied all of Seller's conditions precedent under this Contract and is willing and able to proceed, Seller shall be entitled to terminate this Contract, in which event the Deposit shall be retained by Seller as liquidated damages and as Seller's sole and exclusive remedy, and the parties hereto shall thereafter have no further liability hereunder to each other hereunder, except for those obligations which specifically survive such termination.

B.            If Seller defaults hereunder and Buyer is not in default under this Contract and is willing and able to proceed, then Buyer shall be entitled, as its sole and exclusive remedy, to either: (i) terminate this Contract, in which event the Deposit shall be returned to Buyer, and thereafter neither party shall have any further liability hereunder except for those obligations which specifically survive such termination, or (ii) enforce all of the terms of this Contract by specific performance.

C.           Notwithstanding the provisions of Sections 14A and 14B to the contrary, neither party shall be considered in default under such sections unless such party has received written notice of the claimed default from the non-defaulting party and failed to cure the default within thirty (30) days of receiving notice for any non-monetary default other than failure to close, and five (5) days of receiving notice for any monetary default.

15.          Commission. Other than a three percent (3%) sales commission payable solely by the Seller under a separate agreement to Mackenzie Commercial Real Estate Services, LLC, Seller and Buyer each represents to the other that there is no real estate agent or real estate broker responsible for bringing about this transaction. Each of Seller and Buyer shall indemnify and hold harmless the other from any claims for fees or commissions or any damage as a result of any such claim (including reasonable attorneys' fees charged to defend such claim) that arises from any breach of such party's representations in this Section 15. This Section 15 shall survive Closing and any earlier termination of this Contract.

16.           Waiver of Jury Trial. SELLER AND BUYER JOINTLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND BUYER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS CONTRACT. This waiver is knowingly, willingly and voluntarily made by Seller and Buyer, each of whom hereby acknowledges that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Seller and Buyer each further represents that it has been represented in the signing of this Contract and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.

17.           Miscellaneous.

A.            Waiver of Conditions. Each party reserves the right to waive any of the terms, conditions and contingencies of this Contract that are for the benefit of such party and to consummate the transactions contemplated by this Contract in accordance with the terms and conditions of this Contract which have not been so waived. Failure to take any action reserved to a party pursuant to this Contract shall not be deemed a waiver by such party of such action, and all waivers must be in writing. A waiver in one or more instances of any term, covenant or contingency of this Contract shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waiver, but every term, covenant or contingency shall survive and continue to remain in full force and effect.

B.           Notices. All Notices, demands, requests and other communications required pursuant to the provisions of this Contract shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next Business Day delivery, on the first Business Day following deposit of such Notice with such carrier, or (ii) if personally delivered, on the actual date of delivery or (iii) if sent by certified mail, return receipt requested postage prepaid, or electronic mail (email), read-receipt requested) on the third (3rd) Business Day following the date of mailing addressed as follows:

If to Buyer:
Orchard Development Corporation

5032 Dorsey Hall Drive

Ellicott City, Maryland 21042

Attn: L. Scott Armiger, President

Telephone: 410-964-2334; Fax: 410-964-2215

Email Address:scott@orcharddevelopment.com

with a copy to:
Carney, Kelehan, Bresler, Bennett & Scherr, LLP

10715 Charter Drive, Suite 200

Columbia, Maryland 21044

Attn: Kevin J. Kelehan, Esq.

Telephone: 410-740-4600; Fax: 410-730-7729

Email Address: kjk@carneykelehan.com

Ifto Seller:
c/o SeD Development USA, Inc.

Hampden Square

4800 Montgomery Lane, Suite 210

Bethesda, Maryland 208143

Attn: Charley MacKenzie

Conn Flanigan

Jeffrey Busch

Telephone: (301) 971-3940; Fax:  _______________

Email Addresses:  charley@sed.com.sg

                              conn@sed.com.sg

                              jeff @sed.com.sg

And To:

SeD Ballenger, LLC

c/o Singapore Development Limited

10 Winstedt Road #02-02

Singapore 227977

Attn: Moe Chan

Telephone:                              ; Fax: ____________

Email Address : moe@sed.com.sg

With a copy to:
Linowes and Blocher LLP

31 West Patrick Street, Suite 130

Frederick, Maryland 21701

Attn : Bruce N. Dean, Esq.

Telephone: 301-620-1175; Fax: 301-732-4835

Email Address :bdean@linowes-law.com

If to Escrow Agent:
Carney, Kelehan, Bresler, Bennett & Scherr, LLP

10715 Charter Drive, Suite 200

Columbia, Maryland 21044

Attn: Michelle DiDonato, Esq.

Telephone: 410-740-4600; Fax : 410-730-7729

Email Address: mdd@carneykelehan.com

C.           Entire Agreement and Interpretation. This Contract contains the entire agreement between Seller and Buyer. There are no promises or other agreements, oral or written, express or implied, between Seller and Buyer other than as herein set forth. This Contract may not be amended or modified except by written instrument signed by the party to be charged with such amendment or modification. The section and paragraph headings in this Contract are inserted for convenience only and in no manner expand, limit or otherwise define the terms hereof. Whenever in this Contract a time period shall end on a day that is a Saturday, Sunday or legal holiday, the time period shall be extended automatically to the next date that is not a Saturday, Sunday or legal holiday. Both Seller and Buyer have participated in the preparation of this Contract and no construction of the terms hereof shall be taken against either as the one drafting the Contract.

D.           Partial Invalidity. If any term, covenant or condition of this Contract shall be invalid or unenforceable, the remainder of this Contract shall not be affected and shall remain in full force and effect.

E.           Governing Law. It is the intention of the parties that all questions with respect to this Contract and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Maryland.

F.            Binding Effect; Assignment. All of the covenants, conditions and obligations contained herein shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Buyer. Buyer shall not have the right to assign this Contract or its rights under this Contract without obtaining in each instance Seller's prior written consent. Notwithstanding the foregoing, Buyer shall have the right, without Seller's consent, to assign its entire right, title and interest in and to this Contract, expressly including the Deposit, to any entity controlling, controlled by, or under common control with Buyer; provided that, not less than three (3) business days prior to Closing, Seller receives an executed assignment and assumption agreement, in a form reasonably acceptable to Seller, which expressly assigns the Deposit and in which such assignee expressly assumes performance of this Contract for the benefit of Seller. No such assignment or designation shall relieve or release Buyer from any obligations under this Contract (whether arising pre- or post-closing), and Buyer shall remain jointly and severally liable for all of same together with such assignee.

G.          Survival. Except as otherwise provided herein, the prov1s1ons of this Contract shall survive Closing and delivery of the deed(s) for a period of six (6) months and shall not be deemed merged therein.

H.          Memorandum of Contract. This Contract shall not be recorded or otherwise filed or made a matter of public record or lien records and any attempt to record or file same by Buyer shall be deemed a default by Buyer hereunder.

I.           Time of the Essence. Time is of the essence with respect to this Contract.

J.           Exhibits. Each of the exhibits attached to this Contract is incorporated herein by reference. Any exhibit not available at the time this Contract is executed shall be agreed upon, initialed and attached by the parties as soon after execution as it is practicable, but failure to attach any exhibit shall not affect the validity of this Contract unless the parties are in material disagreement as to the contents of such exhibit.

K.          Counterparts. This Contract may be executed in one or more counterparts, all of which shall be but one Contract and all of which shall have the same force and effect as if all parties hereto had executed a single copy.

L.           Attorneys' Fees. In the event of any legal action or arbitration proceeding between the parties regarding this Contract or the Property, the prevailing party shall be entitled to payment by the non-prevailing party of the prevailing party's reasonable attorneys' fees and litigation or arbitration expenses as determined in the course of the proceeding.

M.           No Third Party Beneficiaries. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered these presents as their own free act and deed, intending that this Contract be effective as of the later of the dates set forth beneath the signatures of the parties below (the "Effective Date").

WITNESS/ATTEST:
SELLER:

SeD Maryland Development, LLC, a Delaware

limited liability company

By: SeD Development Management, LLC, Manager

___________________________________________

(SEAL)
Name: Charles W.S. MacKenzie, Manager

Date: ______________________________________

BUYER:

ORCHARD DEVELOPMENT CORPORATION , a

ACKNOWLEDGMENT AND CONSENT OF ESCROW AGENT:

Escrow Agent hereby: (i) acknowledges receipt of the Deposit, and (ii) agrees to be bound by the provisions and perform the obligations hereof applicable to Escrow Agent.

Carney Kelehan Bresler Bennett & Scherr, LLP

By:
Name: Michelle DiDonato
Title: Partner

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

ESCROW AGREEMENT

EXHIBIT C

LIST OF BALLENGER RUN PROPERTY APPROVALS

APPROVALS:	DATE	LIBER/FOLIO
Rezoning (Ordinance No. 13-20-648)	10/13/2013	NIA
Combined Preliminary/Site Development Plan	10/8/2014	NIA
(S-1143, SP-14-18 & AP#14623)
Improvement Plans	5/5/2016	NIA

AGREEMENTS:

Development Rights and Responsibilities Agreement (Frederick County)	10/17/2013	9814112
Adequate Public Facilities Letter of Understanding (Frederick County)	10/17/2013	9814/51
Memorandum of Understanding (Board of Education)	10/8/2014	10241/351

EASEMENTS:	DATE	LIBER/FOLIO
Forest Resource Easement	111 112016	109491470
2 Year Forest Improvement Agreement	111 112016	NIA
Irrevocable Letter of Credit for Forestation Issued by Bank of Hampton Roads ($201,322.99)		NIA
Stormwater Management Pond Easement (Ponds 3-7)	31412016	110191225
Private Storm Drain Easements (#1, 2, 3 & 4)	2129/2016	11019/245
Public Storm Drain Easements (#1, 2, 3, 4, 5, 6, 7, 8, 9, 10 & 11)	2129/2016	11019/257

**L&B 583034 l v l/ 12869.0002